Exhibit 16.1

Jimmy C.H. Cheung & Co.
1697 Dominion Center
43 Queen's Road East
Wanchai, Hong Kong.

October 19, 2006

Gentlemen:

The letter shall confirm that the engagement of your firm is terminated. This termination and the engagement of Moore Stephens Wurth Frazer & Torbet, LLP as our new independent auditors were approved by our full Board of Directors.

Your firm is hereby authorized to respond fully to the inquiries of Moore Stephens Wurth Frazer & Torbet, LLP.

Our counsel will be preparing a Current Report on Form 8-K to report the termination of your firm as our registered independent certified public accountant which Form 8-K will be due October 23, 2006. You will be provided with a copy of the disclosures that we will be making in response to Item 304(a) of Regulation S-B. Please furnish us with a letter addressed to the Securities and Exchange Commission as to whether you agree with the statements made by us herein and if not, stating the respects in which you do not agree. Please provide such letter so that it can be filed by us with the Securities and Exchange Commission within 10 business days after October 23, 2006

Very truly yours,

FUSHI INTERNATIONAL, INC.

By: /s/ Chris Wang
Name: Chris Wang
Title: Chief Financial Officer